Exhibit 10.1

DEL GLOBAL TECHNOLOGIES CORP.
11550 West King Street
Franklin Park, Illinois  60131

September 16, 2008

Mr. James A. Risher
111 East Chestnut Street
Apt. 45A

Chicago, IL 60611

Dear Jim:

The following sets forth the terms of your employment as Chief Executive Officer (“CEO”) and President of Del Global Technologies Corp. (the “Company”)  The terms set forth in this letter (the “Agreement”)  shall be effective as of September 1, 2008.

Your compensation as CEO and President will include a base salary of $320,000.  You will also be eligible to receive an annual bonus (“Annual Bonus”) with a target of 70% of your annual base salary based on achieving the Company’s annual budget and attaining specific objectives assigned by the Board of Directors of the Company.  This Annual Bonus can be anywhere from 0% to 150% of your target. Such additional bonus, if any, shall be based on achieving specific targets to be determined exclusively by the Board of Directors.  The bonuses, if any, will be paid following the completion of audited financial results.  Therefore, the Bonuses, if any, are not guaranteed.  Stock options may be granted in the future based on the Company’s performance and Board of Director approval.

The Company will provide you with a monthly living allowance during the Term (as hereinafter defined) of $6,200.00 per month.  This allowance is “grossed up” for tax purposes.  This allowance shall be paid for the entire Term even if your employment is terminated by the Company unless the termination is for “Cause”.

You are eligible for three weeks of paid vacation during the Term.  Any vacation day not used cannot be carried forward and will have no cash value.

The terms of this Agreement shall be effective as of September 1, 2008 and shall terminate on August 31, 2009 (the “Term”), unless sooner terminated by either yourself of the Company.  If you terminate your employment with the Company for Good Reason (as defined on Annex A), or if the Company terminates your employment with the Company without Cause (as defined on Annex A) (and not, in each case, by reason of your death or disability), you shall be entitled to continue receiving your full salary, including living allowance, subject to applicable withholding tax requirements, until August 31, 2009.  Other than the foregoing, you will not be entitled to receive severance pay or any other compensation or benefits from the Company.

 It is understood that you are voluntarily entering into employment at will with the Company and either you or the Company can terminate the employment relationship at any time with or without prior notice for any reason whatsoever or for no reason at all.

James A. Risher
September 16, 2008

During your employment you will be asked to review and sign documents, including but not limited to, those that concern the non-disclosure of confidential information, and if you should leave the Company, the prompt return of all Company property then in your possession.  Your execution of these confidentiality agreements and adherence to their terms are a condition of your employment.

Please indicate your acceptance of the terms of this Agreement by signing below and returning this Agreement in its entirety to me within two (2) business days of the date of this letter.  Please remember to keep one (1) copy for your records.

Sincerely,

/s/ James Henderson
James Henderson
Chairman

Agreed and accepted as of the date written above.

/s/ James A. Risher
James A. Risher

cc: Personnel File

James A. Risher
September 16, 2008

ANNEX A

“Good Reason” means: (a) a material diminution in your duties as customarily performed by you for the Company, including but not limited to the assignment to you of duties inconsistent with the CEO position, duties or responsibilities as in effect after the date of execution of this Agreement and (b) the Company requires you to relocate 50 miles or more from your present place of work, provided, in each case, that you have given prompt notice to the Company of the existence of the condition (but in no event later than 90 days after its initial existence) and you have provided the Company with a minimum of 30 days following such notice to remedy such condition.

“Cause” means: (i) a material breach, by you, of any written agreement with the Company or its affiliates (after notice and, if capable of being cured, reasonable opportunity of not less than thirty (30) days to cure), (ii) a breach of your fiduciary duty to the Company (after notice and, if capable of being cured, reasonable opportunity of not less than thirty (30) days to cure) or any misappropriation, embezzlement or fraud with respect to the Company of affiliate of the Company, or any of their security holders, customers or suppliers, (iii) the commission by you of a felony, a crime involving dishonesty or moral turpitude or other engaging in material misconduct that has caused or is reasonably expected to cause injury to a the Company or an affiliate thereof, or their interests including, but not limited to, harm to the standing and reputation of, or which otherwise brings public disgrace or disrepute to the Company or any of its affiliates, (iv) your continued failure or refusal to perform any material duty to the Company or any of its affiliates, which is normally attached to your position (after notice and reasonable opportunity of not less than thirty (30) days to cure), (v) your gross negligence or willful misconduct in performing those duties which are normally attached to your position (after notice and reasonable opportunity of not less than thirty (30) to cure if capable of being cured), (vi) any breach of this Agreement, or (vii) a material breach by you of any written code of conduct or other material written policy of the Company or any of its affiliates.